Exhibit 99.2

CORPORATE PARTICIPANTS

John N. Anderson Trans World Entertainment Corporation - CFO & Principal Accounting Officer

Michael Feurer Trans World Entertainment Corporation - CEO & Director

CONFERENCE CALL PARTICIPANTS

Michael Hess

PRESENTATION

Operator

Greetings, and welcome to Trans World Entertainment’s Fourth Quarter 2017 Results Conference Call. (Operator Instructions) As a reminder, this conference is being recorded.

I would now like to turn the conference over to your host, Mike Feurer, Trans World’s CEO. Please go ahead, Mr. Feurer.

Michael Feurer - Trans World Entertainment Corporation - CEO & Director

Thank you, Rob. Good morning. Thank you for joining us as we discuss our fourth quarter and annual results. On the call with me today is John Anderson, our Chief Financial Officer.

We’re pleased with the strong sales results for the etailz segment. etailz revenue increased 36% from the comparative quarter in fiscal 2016 and contributed 37% of total consolidated revenue, up from 25% of consolidated revenue last year. etailz sales increase was driven by 5 key factors: increased talent; higher-per-partner revenue; enhanced lead generation; new software developments; and model advancements. etailz continues to capitalize on the rapid growth of marketplace sales and affords our company the opportunity to benefit from the explosive long-term trends underway in retailing. We are even more encouraged about the value afforded by etailz. This continued growth opportunity in the existing model as well as a number of additional channels of future potential.

In the fye segment, revenue continues to be impacted by declining mall traffic, the general accelerated decline in the physical media business and the specific consequences from the lack of strong franchises resulting from the holdover of the lowest summer box office in 25 years. Efforts to change our merchandise point of view based on unique relevance, collaborative and exclusive merchandise have shown promise, but not yet consistency. We will continue to build upon this promise as part of the ongoing reinvention of the fye brand, which will continue throughout 2018.

As we work through the assortment changes needed to stabilize the fye business, we have maintained focus on the balance sheet, ending the year in a favorable cash position to last year with $31 million and no debt. Inventory levels were reduced to $60 per square foot compared to $69 per square foot last year as we position the stores for new assortments in 2018.

We remain focused on the growth potential of etailz and the reinvention and stabilization of the fye brand.

Now John will take you through financial results for the fourth quarter and fiscal year.

John N. Anderson - Trans World Entertainment Corporation - CFO & Principal Accounting Officer

Thanks, Mike. Good morning, everyone. Consolidated revenue for the quarter was $145.4 million versus $146.9 million last year, a 1% decline. In etailz segment, revenue for the fourth quarter was $53 million, a 36% increase as compared to the comparable fourth quarter last year, as adjusted for comparable weeks. Comparable sales for the fye segment were down 10% versus last year.

In our lifestyle categories, comp sales were down 4% for the quarter. These categories represented 41% of our business for the quarter compared to 38% last year.

Electronics comp sales decreased 3%. Electronics represented 16% of our business compared to 12% last year.

Media category’s comp sales declined 17% for the quarter and represented 43% of our business compared to 50% last year.

Music sales were down 18% and video sales were down 16%.

Consolidated gross profit for the quarter was $41.3 million or 28.4% compared to $50.3 million or 34.2% last year. In the fye segment, the gross margin rate was 33.5% compared to 37.3% last year. The decline in gross margin as a percent of revenue was due to aggressive actions to clear slow-moving merchandise, positioning the stores for newer assortments in 2018.

In etailz segment, gross profit for the fourth quarter was $10.4 million or 19.6% of revenue versus $9 million or 24.7% last year. Gross margin was impacted by a $1.5 million markdown of inventory from a onetime large purchase.

Consolidated SG&A expenses for the quarter were $42.4 million or 29.1% of revenue compared to $39.8 million or 27.1% last year.

In the fye segment, SG&A expenses decreased $711,000 or 2.3% for the quarter to $30.9 million last year. On a rate basis, SG&A expenses in the fye segment were 33.4% of revenue compared to 28.6% last year. The decline in SG&A expenses was due to lower expenses from fewer stores in operation.

In the etailz segment, SG&A expenses for the fourth quarter were $11.5 million or 21.7% of revenue compared to $8.2 million or 22.5% of revenue for the same period last year.

Consolidated depreciation and amortization for the quarter was $3.5 million, same level as last year.

Consolidated operating loss for the quarter was $32.2 million compared to an operating income of $9.1 million last year. Included in the operating loss this year is a noncash charge of $29.1 million, which is a result of recording impairment against certain long-lived assets for the fye segment.

This impairment was impacted by our average remaining lease term of only 1.8 years.

fye adjusted income from operations was a loss of $2.4 million compared to an operating income of $8.4 million last year. etailz adjusted income from operations was a loss of $435,000 for the fourth quarter as compared to income of $743,000 last year.

For the fourth quarter, our consolidated net loss, including the $29.1 million noncash impairment, was $32.5 million or $0.90 per diluted share as compared to a net income of $8.3 million or $0.23 per diluted share last year.

Consolidated adjusted EBITDA for the fourth quarter was a loss of $336,000 as compared to an income of $10.5 million last year.

Now let me touch on our annual results. Comparisons to the prior year for the etailz segment represent the unconsolidated performance of etailz for the period from February 1, 2016 through October 16, 2016 and consolidated performance of etailz from October 17, 2016 through January 28, 2017.

Fiscal 2017 consolidated revenue increased 25% to $443 million compared to $353 million for the same period last year.

Consolidated net loss, including the $29.1 million noncash impairment, was $42.6 million or $1.18 per diluted share compared to a net income of $3.2 million or $0.10 per diluted share for the same period last year.

Consolidated adjusted EBITDA was a loss of $7.3 million compared to an income of $5.3 million last year.

Cash and cash equivalents at the end of fiscal 2017 was $31.3 million compared to $28 million last year, and we had no borrowings under our $50 million credit facility.

Inventory, including $23.4 million from etailz, was $109.6 million versus $126 million last year. In the fye segment, inventory per square foot was $60 versus $69 last year, a 13% decline.

We ended the year with 260 stores and 1.4 million square feet in operation versus last year’s 284 stores and 1.6 million square feet.

Now I’ll turn it back over to Mike.

Michael Feurer - Trans World Entertainment Corporation - CEO & Director

Thanks, John. In the fye segment, we are focused on continuing to meet the structural challenge of declining physical media, unique merchandise and experience associated with the tremendous amount of entertainment and pop-culture content being created is our opportunity. Efforts to change our merchandise point of view based on unique, relevant, collaborative and exclusive merchandise have shown promise, but not yet consistency. We will continue to build upon this promise as part of the ongoing reinvention for the fye brand throughout 2018. Included in this reinvention is the relaunch of

fye.com in January with expanded platform capability and merchandise selection and an improved shopping experience.

Our focus for the etailz segment is to continue our growth trajectory through enhancement, innovation and efficiency, including refinement of our proprietary software to enhance predictive analytics, machine learning and data analysis, marketplace expansion, both domestically and internationally, improving per-vendor sales and gross margin productivity and expanding higher-margin services and private label products.

Through our investments and differentiation, we are establishing Trans World Entertainment’s foundation for the future with etailz as a leading multi-marketplace expert, coupled with fye as a unique entertainment and pop-culture experience for the whole family.

I’d like to open the call to questions.

QUESTIONS AND ANSWERS

Operator

(Operator Instructions) Our first question is from the line of Michael Hess with Hess Investments.

Michael Hess

I was hoping you can give us some more detail on the assets that were written down in the quarter?

John N. Anderson - Trans World Entertainment Corporation - CFO & Principal Accounting Officer

Yes, the trigger for the asset impairment was the annual operating loss for the fye segment. The impairment consist primarily of assets in stores where estimated future cash flows measured through the remaining lease term did not support the net book value as of the test date, which was yearend. This impairment was accelerated due to having an average lease term of only 1.8 years remaining.

Michael Hess

And can you tell us a little bit about what you think will happen with the lease prices? Do you think that given what’s going on in the malls, we will be able to get lower leases? Or do you think given the locations, we won’t?

Michael Feurer - Trans World Entertainment Corporation - CEO & Director

Yes, this is Mike. Thank you, Michael. We actually do think that there is negotiating room and that is one of our core opportunities, the short-term lease and the ability to be flexible with, right now, 188 stores have less than a year in terms of lease obligation. We are seeing that. As we look at each and every lease as it comes up for renewal. So that clearly is something that’s given us flexibility in those negotiations, and I expect that will continue.

Operator

(Operator Instructions) No additional questions at this time.

Michael Feurer - Trans World Entertainment Corporation - CEO & Director

Okay. Thank you, Rob. I would like to thank you for your time today, and we look forward to talking to you about our first quarter 2018 results in May. Thank you,

everybody.

Operator

This concludes today’s teleconference. You may disconnect your lines at this time. Thank you for your participation